Morgan Stanley Institutional Fund, Inc. -Small Company
Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	XPO Logistics Inc.
Purchase/Trade Date:	 3/14/2012
Size of Offering/shares: 8,000,000shares
Offering Price of Shares: $15.750
Amount of Shares Purchased by Fund: 251,968
Percentage of Offering Purchased by Fund: 3.150
Percentage of Fund's Total Assets: 0.26
Brokers:  Morgan Stanley, Deutsche Bank Securities, Jefferies,
BB&T Capital Markets, Oppenheimer & Co., Raymond James, Stifel
Nicolaus Weisel
Purchased from:  Deutsche Bank Securities

Securities Purchased:	Splunk Inc.
Purchase/Trade Date:	 4/18/2012
Size of Offering/shares: 13,500,000shares
Offering Price of Shares: $17.00
Amount of Shares Purchased by Fund: 250,660
Percentage of Offering Purchased by Fund: 1.857
Percentage of Fund's Total Assets: 0.29
Brokers:  Morgan Stanley, Credit Suisse, JP Morgan, BofA
Merrill Lynch, UBS Investment Bank, Pacific Crest Securities,
Cowen and Company
Purchased from:  JP Morgan

Securities Purchased:	Service Now Inc.
Purchase/Trade Date:	 6/28/12
Size of Offering/shares:  11,650,000 shares
Offering Price of Shares: $18.000
Amount of Shares Purchased by Fund: 308,460
Percentage of Offering Purchased by Fund:  2.648
Percentage of Fund's Total Assets:  0.42
Brokers:  Morgan Stanley, Citigroup, Deutsche Bank Securities,
Barclays, Credit Suisse, UBS Investment Bank, Pacific Crest
Securities, Wells Fargo Securities
Purchased from:  Deutsche Bank Securities